Exhibit 10.1

Form of Contingent Value Rights Agreement

between

Lantheus Holdings, Inc.

and

[●]

as Rights Agent

Dated as of [●], 2020

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2020 (this “Agreement”), is entered into by and between Lantheus Holdings, Inc., a Delaware corporation (“Lantheus”), and [•], a [•] (the “Rights Agent”).

W I T N E S E T H :

WHEREAS, Progenics Pharmaceuticals, Inc., a Delaware corporation (“Progenics”), Lantheus and Plato Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2020 (as it may be further amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Progenics (the “Merger”), with Progenics surviving the Merger as a wholly owned subsidiary of Lantheus; and

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Lantheus has agreed to provide Holders (as defined below) one contractual contingent value right per share of Company Common Stock (the “CVR”) that will entitle such Holders to receive up to two contingent cash payments upon the achievement of certain milestones as hereinafter described in accordance with the terms hereof and of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the following meanings:

“Acting Holder(s)” means any Holder or Holders of at least thirty percent (30%) of the outstanding CVRs as set forth on the CVR Register.

“CVR” has the meaning set forth in the Recitals.

“Diligent Efforts” means, with respect to PyL Product, a level of effort, expertise and resources consistent with those efforts, expertise and resources normally used by Persons in the medical diagnostics business similar in size and resources to Lantheus and its Affiliates with respect to developing, seeking regulatory approval for and commercializing a product or product candidate that is of similar market potential at a similar stage in its development or product life to PyL Product; provided, however, that the potential Net Sales Payments under this Agreement shall not be taken into account in determining the level of efforts to be asserted.

“DTC” means The Depository Trust Company or any successor thereto.

“FDA Approval” means all approvals from the United States Food and Drug Administration necessary for the commercial marketing and sale of a PyL Product in the United States.

“First Net Sales Measuring Period” means the one-year period beginning January 1, 2022 and ending on December 31, 2022.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Independent Accountant” means an independent accounting firm that is one of the “Big Four” accounting firm to be (a) mutually agreed to by the Acting Holders and Lantheus or (b) if such parties cannot mutually agree, mutually agreed to by an independent public accounting firm selected by the Acting Holders and an independent public accounting firm selected by Lantheus.

“In-the-Money Option” shall be as defined in the Merger Agreement.

“Net Sales” means, for each Net Sales Measuring Period, the gross amounts invoiced for sales of PyL Product in the United States by or on behalf of Lantheus or its Affiliates or any licensee or sublicensee, to third parties during such Net Sales Measuring Period calculated in accordance with GAAP and Lantheus’ internal audited system used to report such sales consistently applied to Lantheus’ other products, less the following deductions (each, a “Permitted Deduction”) from such gross amounts which are actually incurred, allowed or accrued: (a) credits or allowances for damaged products, returns, rejections or recalls of PyL Product and bad debt (provided that, with respect to bad debt, any such Permitted Deductions shall not exceed two percent (2%) of such gross amounts for the applicable Net Sales Measuring Period), price adjustments or billing corrections to the extent specifically identifiable to PyL Product; (b) normal and customary trade, cash and quantity discounts, allowances and credits; (c) chargeback payments and rebates (or the equivalent thereof); (d) any invoiced freight, postage, shipping, insurance, handling and other transportation charges; and (e) sales, use, value-added (to the extent not refundable in accordance with applicable Law), and excise Taxes, tariffs and duties, surcharges and other governmental charges and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale). For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) through (e) above, such item may not be deducted more than once. For the avoidance of doubt, Net Sales shall not include (x) sales among Lantheus and its Affiliates, licensees and sublicensees, but shall arise upon the sale by Lantheus or its Affiliates, licensees or sublicensees to unrelated third parties, such as end users, wholesalers, retailers and distributors (except where such licensee or sublicensee is an end user of PyL Product, in which case such sales shall not be excluded from Net Sales), (y) the use, transfer or other disposition of a PyL Product at or below cost in connection with research and/or development, clinical trials, compassionate use programs, for use as samples, or as donations to non-profit institutions or government agencies and (z) any amounts received resulting from sales of PyL Product outside of the United States, including, without limitation, any income, royalties or transfer payments, including any such amounts payable pursuant to that certain License Agreement, dated December 31, 2018, by and between Progenics and Curium Netherlands Holding B.V.

“Net Sales Measuring Period” means each of the First Net Sales Measuring Period and the Second Net Sales Measuring Period.

“Net Sales Payment” means (a) with respect to the First Net Sales Measuring Period, an amount equal to forty percent (40%) of that portion of Net Sales during the First Net Sales Measuring Period that exceeds One Hundred Million Dollars ($100,000,000) and (b) with respect to the Second Net Sales Measuring Period, an amount equal to forty percent (40%) of that portion of Net Sales during the Second Net Sales Measuring Period that exceeds One Hundred Fifty Million Dollars ($150,000,000).

“Net Sales Payment Dates” means as soon as reasonably practicable but no later than the thirtieth (30th) day after the end of the Review Request Period pursuant to Section 4.02(b) for the applicable Net Sales Measuring Period in respect of which a Net Sales Payment is due.

“Net Sales Statement” means, with respect to each Net Sales Measuring Period, the written statement of Lantheus, certified by the Chief Financial Officer of Lantheus, setting forth with reasonable detail (i) an itemized calculation of the gross amounts invoiced by or on behalf of Lantheus or its Affiliates or any licensee or sublicensee for PyL Product (as set forth in the definition of Net Sales) and (ii) an itemized calculation of the Permitted Deductions. The Net Sales Statement shall be calculated in accordance with the terms of this Agreement and GAAP.

“Officers’ Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Lantheus, in their respective official capacities.

“Out-of-the-Money Option” shall be as defined in the Merger Agreement.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by DTC; or (f) as provided in Section 2.06.

“PyL Product” means any product, including all forms, presentations, doses and formulations, containing ((3-{1-Carboxy-5-[(6-[18F] fluoro-pyridine-3-carbonyl)-amino]-pentyl}-ureido)-pentanedioic acid), referred to as [18F] DCFPyL, whether as the sole ingredient or in combination with other ingredients or products.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Second Net Sales Measuring Period” means the one-year period beginning January 1, 2023 and ending on December 31, 2023.

“United States” means the United States of America, including its territories and possessions.

“Unvested In-the-Money Option” shall be as defined in the Merger Agreement.

“Vested In-the-Money Option” shall be as defined in the Merger Agreement.

Section 1.02 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any reference to a number of days shall refer to calendar days unless Business Days are specified. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Index of Defined Terms

Acting Holder(s)	Section 1.01

Agreement	Introduction

Assignee	Section 6.04

Assignment Transaction	Section 4.05

Code	Section 2.04(c)

CVR	Recitals

CVR Register	Section 2.03(b)

CVR Shortfall	Section 4.03

Diligent Efforts	Section 1.01

DTC	Section 1.01

FDA Approval	Section 1.01

Final Statement	Section 4.03

First Net Sales Measuring Period	Section 1.01

GAAP	Section 1.01

Holder	Section 1.01

Independent Accountant	Section 1.01

In-the-Money Option	Section 1.01

Lantheus	Introduction

Loss	Section 3.02(e)

Merger	Recitals

Merger Agreement	Recitals

Merger Sub	Recitals

Net Sales	Section 1.01

Net Sales Measuring Period	Section 1.01

Net Sales Payment	Section 1.01

Net Sales Payment Dates	Section 1.01

Net Sales Statement	Section 1.01

Officers’ Certificate	Section 1.01

Out-of-the-Money Option	Section 1.01

Permitted Deductions	Section 1.01

Permitted Transfer	Section 1.01

Preliminary Statement	Section 4.03

Preliminary Statement Review Period	Section 4.03

Progenics	Recitals

PyL Product	Section 1.01

Review Request Period	Section 4.02(b)

Rights Agent	Introduction

Sale Transaction	Section 4.06

Second Net Sales Measuring Period	Section 1.01

United States	Section 1.01

Unvested In-the-Money Option	Section 1.01

Vested In-the-Money Option	Section 1.01

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.01 Holders of CVRs; Appointment of Rights Agent.

(a) Pursuant to the terms of the Merger Agreement, each holder of any shares of Company Common Stock shall be entitled to one CVR for each such share.

(b) Pursuant to the terms of the Merger Agreement, each holder of a Vested In-the-Money Option shall be entitled to one CVR for each share of Company Common Stock subject to such option.

(c) Pursuant to the terms of the Merger Agreement, each holder of an Unvested In-the-Money Option shall be entitled to one unvested CVR for each share of Company Common Stock corresponding to such option, provided that such unvested CVR will be subject to vesting upon the same time-vesting schedule that applied to the corresponding In-the-Money Option, provided, further, that if the holder of such unvested CVR is employed or in the service of Lantheus, the Surviving Corporation or one of their Subsidiaries on the date a payment is due under this Agreement, then such unvested CVR will be deemed vested on such date with respect to such payment. In the event that the employment or other service with Lantheus, the Surviving Corporation or one of their Subsidiaries of a holder of an unvested CVR is terminated prior to the vesting of the unvested CVR for any reason that would trigger the forfeiture of the corresponding Unvested In-the-Money Option, such unvested CVR will be forfeited without payment.

(d) Lantheus hereby appoints the Rights Agent to act as rights agent for Lantheus in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.02 Nontransferable. CVRs may not be sold, assigned, transferred, pledged, encumbered or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.02 shall be void ab initio and of no effect.

Section 2.03 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs issued to the former holders of Company Common Stock held by DTC on behalf of the former street holders of Company Common Stock.

(c) Without limiting the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer demonstrating that such proposed transfer is a Permitted Transfer. Upon receipt of such written notice, the Rights Agent shall notify Lantheus that it has received such written notice. Upon receipt of such notice from the Rights Agent, Lantheus shall in good faith reasonably determine whether the transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, and if Lantheus so reasonably determines that such transfer does so comply, Lantheus shall instruct the Rights Agent in writing to register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Lantheus, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement. Any transfer or assignment of CVRs shall be without charge (other than the cost of any stamp, documentary, transfer Tax or similar Tax or charge) to the applicable Holder. Lantheus and the Rights Agent may require the Holder proposing to make a Permitted Transfer to pay a sum sufficient to cover any stamp, documentary, transfer or other similar Tax or charge that is imposed in connection with any such registration of transfer.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written request, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04 Payment Procedures.

(a) Payments to Rights Agent. On each Net Sales Payment Date, Lantheus shall pay to the Rights Agent, by wire transfer to the account designated by the Rights Agent, an amount in U.S. Dollars comprising the Net Sales Payment due, if any, in respect of the Net Sales Measuring Period ended immediately preceding such Net Sales Payment Date. No later than seven (7) calendar days after the applicable Net Sales Payment Date, the Rights Agent will then distribute the Net Sales Payment to the Holders, pro rata, based on the number of CVRs held by each Holder as of such date, by distributing the applicable amount to each Holder in accordance with Section 2.04(b), in accordance with instructions solicited by the Rights Agent from, and provided by, the respective Holders. Except as set forth in Section 4.03 of this Agreement, following delivery of such Net Sales Payment to the Rights Agent, Lantheus will have no further liability or obligation to any Person with respect thereto.

(b) Payments to Holders. With respect to any Net Sales Payment that is payable pursuant to this Agreement, the Rights Agent shall pay the applicable amount to each of the Holders (the amount to which each Holder is entitled to receive will be based on the number of CVRs held by each Holder as of such Net Sales Payment Date) by (i) check mailed to the address of each Holder as reflected on the CVR Register as of the close of business on the last Business Day prior to such payment date or (ii) with respect to Holders that are due amounts equal to or in excess of One Million Dollars ($1,000,000) in the aggregate who have provided Lantheus with wire transfer instructions in writing, the Rights Agent will make payments by wire transfer of immediately available funds to the account specified in the written instructions of Lantheus. Lantheus shall cause the Rights Agent, on behalf of and at the expense of Lantheus, to mail with (or, in the case of payments made to Holders who have provided Lantheus with wire instructions, at the same time as) each payment made, a copy of the Net Sales Statement to which such payment relates. Notwithstanding the foregoing, with respect to any Net Sales Payment that is payable to Holders of CVRs granted with respect to Vested In-the-Money Options and Unvested In-the-Money Options pursuant to Section 2.01(b) and (c) hereof, the Rights Agent shall pay the applicable amount to Progenics or Lantheus, as applicable, and Lantheus shall pay or cause Progenics to pay each such Holder the applicable amount through the Progenics or Lantheus payroll system, as applicable (subject to any applicable Tax withholding).

(c) Withholdings. Lantheus, Progenics and the Rights Agent (and any of their respective representatives) shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, or any provision of United States state, local or foreign Tax Law. To the extent that such amounts are so withheld and paid over to or deposited with the relevant governmental entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction, withholding and payment was made. Lantheus, Progenics and the Rights Agent (and their respective representatives) will use commercially reasonable efforts to request any necessary Tax forms, including a U.S. Internal Revenue Service Form W-2, W-9 or the appropriate series of U.S. Internal Revenue Service Form W-8, as applicable, or any similar information from persons entitled to payment pursuant to this Agreement and such persons shall promptly provide such documents or information upon request.

(d) Investment of Funds. The Rights Agent shall hold any cash held by it for payment to the Holders in a custodial account, non-interest bearing account or otherwise, as reasonably directed by Lantheus in writing. Solely to the extent directed by Lantheus to be invested in an interest bearing accounting or otherwise, any interest and other income resulting from such investment shall be treated as earned by Lantheus for income Tax purposes and shall promptly be paid to Lantheus or an Affiliate of Lantheus, as directed by Lantheus in writing (subject to any applicable Tax withholding). The Rights Agent shall comply with all its information reporting obligations as required by applicable Law, including but not limited to the filing of all applicable U.S. Internal Revenue Service forms. Notwithstanding anything to the contrary herein, Lantheus shall be responsible for providing the Rights Agent with sufficient funds to satisfy its payment obligations to the Holders.

(e) Treatment of Undistributed Funds or Shares. Any amount that remains undistributed to the Holders of CVRs twelve (12) months after such payment is due in accordance with the terms of this Agreement shall be delivered to Lantheus within two (2) Business Days following expiration of such twelve (12) month period, and shall be held in trust by Lantheus in a segregated account for the benefit of the Holders. Any Holders of CVRs who have not theretofore received payment with respect to such CVRs shall thereafter look only to Lantheus for payment of their claim therefor (subject to abandoned property, escheat or similar Laws). Neither Lantheus nor the Rights Agent will be liable to any person in respect of any Net Sales Payment or portion thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Lantheus’ and/or the Rights Agent’s commercially reasonable efforts to deliver a Net Sales Payment to a Holder, any portion of the amount provided by Lantheus to the Rights Agent remains unclaimed prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity, such amount shall, immediately prior to such time, to the extent permitted by Law, become the property of Lantheus free and clear of any claims or interest of any Person previously entitled thereto.

(f) Books and Records; Inspection. Lantheus shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Acting Holders’ professional advisors who sign a confidentiality agreement in form reasonably acceptable to Lantheus to determine the amounts payable hereunder. The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. Lantheus shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

(g) Maximum Aggregate Cash Payment. Notwithstanding anything to the contrary contained in this Agreement, the Merger Agreement or otherwise, in no event shall the sum of (i) the aggregate amount of payments paid or payable pursuant to this Agreement (including any interest on such amounts paid or payable to the Rights Agent or any Holders under this Agreement) and (ii) the amount of any other cash or the fair market value of any property (other than the Parent Common Stock or the CVRs) paid or payable to the Company stockholders as consideration pursuant to the Merger Agreement (A) exceed 19.9% of the aggregate amount of consideration paid or payable to the Company stockholders in the Merger or (B) constitute an amount the payment of which, in the opinion of nationally recognized tax counsel, would more likely than not prevent the Merger from satisfying the requirement of Section 368(a)(2)(E)(ii) of the Code.

Section 2.05 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs shall not have any voting or dividend rights, and, except as set forth in Section 4.03 of this Agreement, interest shall not accrue on any amounts payable in respect of CVRs.

(b) CVRs shall not represent any equity or ownership interest in Lantheus, any constituent company to the Merger or any of their respective Affiliates.

Section 2.06 Ability to Abandon CVRs. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Lantheus without consideration therefor. Nothing in this Agreement shall prohibit Lantheus or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Lantheus or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders, Article V and Section 6.04.

ARTICLE III

THE RIGHTS AGENT

Section 3.01 Certain Duties and Responsibilities of the Rights Agent.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. All rights of action of any or all Holders under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

Section 3.02 Certain Rights of the Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any written resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(d) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of such powers.

(e) Lantheus agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any third party claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct. Lantheus’ obligations under this Section 3.02(e) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(f) In addition to the indemnification provided under Section 3.02(e), but without duplication, Lantheus agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Lantheus on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 3.03 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Lantheus and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) Lantheus, with the consent of Holders of not less than forty percent (40%) of the outstanding CVRs (such consent not to be unreasonably withheld, conditioned or delayed), shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Lantheus to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Lantheus shall promptly appoint a qualified successor Rights Agent that is a member of The Securities Transfer Association, Inc., which appointment shall require the consent of the Holders of not less than a majority of the outstanding CVRs (such consent not to be unreasonably withheld, conditioned or delayed). The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

(d) Lantheus shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Lantheus fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Lantheus.

Section 3.04 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Lantheus and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Lantheus or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE IV

COVENANTS

Section 4.01 List of Holders. Lantheus shall furnish or cause to be furnished to the Rights Agent the names and addresses of the Holders within thirty (30) Business Days following the Effective Time. The CVRs shall, in the case of the holders of shares of Company Common Stock, be registered in the names and addresses of the holder as set forth in the applicable letter of transmittal accompanying the shares of Company Common Stock surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement and in a denomination equal to the number of shares of Company Common Stock so surrendered.

Section 4.02 Net Sales Statement.

(a) Lantheus shall cause a Net Sales Statement in respect of each Net Sales Measuring Period to be delivered to the Rights Agent within thirty (30) days after the annual report on 10-K for the immediately preceding Net Sales Measuring Period is filed with the SEC.

(b) In the event that the Acting Holder(s) elect to challenge the accuracy of the Net Sales Statement, including the calculations or amount of the Net Sales Payment, the Acting Holder(s) may initiate the review procedure set forth in Section 4.03, provided that the Acting Holder(s) do so within sixty (60) days of Lantheus’ delivery of the Net Sales Statement to the Rights Agent (the “Review Request Period”). If, upon the expiration of the Review Request Period, the Acting Holder(s) have not requested a review of the Net Sales Statement in accordance with this Section 4.02(b), the calculation of the Net Sales Payment as set forth in the Net Sales Statement shall be binding and conclusive upon the Holders, and Lantheus shall be released from any liability or accountability with respect to payments in excess of such Net Sales Payment.

Section 4.03 Independent Accountant Review. Upon the written request of the Acting Holder(s) delivered to Lantheus within the Review Request Period, Lantheus shall permit the Independent Accountant to have access upon reasonable notice and during normal business hours to such of the records of Lantheus and its Affiliates as is reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculation of Net Sales. The Independent Accountant shall be charged to come to a final determination with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to the Independent Accountant for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. Each Person seeking to receive information from Lantheus or the Independent Accountant, as the case may be, in connection with an audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Lantheus obligating such party to retain all such financial and other information disclosed to such party in confidence pursuant to such confidentiality agreement. In the event that the Independent Accountant provides any information to the Acting Holders, it will concurrently provide Lantheus with a copy of such information. No later than thirty (30) days following access to such records of Lantheus as are reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculation of Net Sales, the Independent Accountant shall deliver a written report to Lantheus and the Acting Holders of its preliminary findings regarding the applicable Net Sales Payment (the “Preliminary Statement”). Lantheus and the Acting Holders shall have thirty (30) days following receipt of the Preliminary Statement from the Independent Accountant (the “Preliminary Statement Review Period”) to review and comment upon the Preliminary Statement. The Independent Accountant shall take into consideration in good faith any comments received from Lantheus or the Acting Holders during the Preliminary Statement Review Period. No later than ten (10) Business Days after the expiration of the Preliminary Statement Review Period, the Independent Accountant shall deliver a final written report to Lantheus and the Acting Holders (the “Final Statement”). If the Independent Accountant in the Final Statement concludes that the Holders are entitled to a Net Sales Payment in an amount greater than the Net Sales Payment set forth in the Net Sales Statement and paid to Holders (the difference being the “CVR Shortfall”) (and such payment has not been made by Lantheus), then, subject to Section 2.04(g) no later than ten (10) Business Days following its receipt of the Final Statement, Lantheus shall deliver an amount in cash to the Rights Agent sufficient to pay to the Holders such CVR Shortfall, together with interest at the “prime rate” as published in the Wall Street Journal from time to time, from the date that the applicable Net Sales Payment was due. The Final Statement shall be final, conclusive and binding on Lantheus and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. In the event that the Independent Accountant determines that the CVR Shortfall is more than seven and one-half percent (7.5%) of the applicable Net Sales Payment that was due, Lantheus will pay for the fees charged by the Independent Accountant; in the event that the Independent Accountant determines that the CVR Shortfall is equal to or less than seven and one-half percent (7.5%) of the Net Sales Payment that was due, the Holders will pay for the fees charged by the Independent Accountant, which amount shall be deducted from the Net Sales Payment for such Net Sales Measuring Period, any related CVR Shortfall, or any subsequent Net Sales Payment and such deducted amount shall not be paid to the Holders and shall be returned to Lantheus by the Rights Agent if such amount was previously transferred to the Rights Agent.

Section 4.04 Efforts. From and after the Effective Time until the earlier of (i) the end of the Second Net Sales Measuring Period and (ii) termination of this Agreement in accordance with Section 6.13, Lantheus shall use Diligent Efforts to (i) obtain FDA Approval for and commercially launch the PyL Product as soon as practicable and (ii) thereafter commercialize PyL Product in a manner that maximizes Net Sales.

Section 4.05 Assignment Transactions. Lantheus and its Affiliates shall not consummate any sale of assets, spin-off, split-off or exclusive licensing transaction, other than a Sale Transaction in accordance with Section 4.06, pursuant to which (a) any rights in or to PyL Product or other rights necessary for the development or commercialization of PyL Product in the United States or (b) all or substantially all of the assets used or held for use in connection with PyL Product in the United States, in each case (in respect of the foregoing (a) and (b)) are, directly or indirectly, disposed of, sold, exclusively licensed, assigned, conveyed, or transferred to or acquired by any Person other than Lantheus or any of Lantheus’ direct or indirect wholly-owned subsidiaries (any such transaction, an “Assignment Transaction”), unless:

(a) such Person is assigned or exclusively licensed for any and all uses all rights and assets related to PyL Product that are necessary for obtaining FDA Approval and commercializing PyL Product in the United States;

(b) such Person expressly assumes in writing all of Lantheus’ obligations, duties and covenants under this Agreement; and

(c) Lantheus has delivered to the Rights Agent an Officers’ Certificate stating that such transaction complies with this Section 4.05 and all conditions precedent herein related to such transaction have been complied with.

An “Assignment Transaction” shall not include sales of PyL Product made by Lantheus or its Affiliates or ordinary course, non-exclusive licensing arrangements between Lantheus and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling PyL Product and for which the gross amounts invoiced for sales of PyL Product by the applicable third party licensee, distributor or contract manufacturer will be reflected in Net Sales of PyL Product in accordance with the terms of this Agreement.

Section 4.06 Consolidation, Merger, Sale or Conveyance.

(a) Lantheus will not merge or consolidate with or into any other Person or transfer, lease, sell or convey all or substantially all of its assets to any Person (a “Sale Transaction”), unless Lantheus shall deliver to the Rights Agent an Officers’ Certificate, stating that such Sale Transaction complies with this Section 4.06.

(b) Upon any Sale Transaction, the successor Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Lantheus under this Agreement with the same effect as if such successor Person had been named as Lantheus herein.

ARTICLE V

AMENDMENTS

Section 5.01 Amendments Without Consent of Holders or Rights Agent.

(a) Lantheus, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Lantheus such further covenants, restrictions, conditions or provisions as Lantheus shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act; or

(v) any other amendment hereto which would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by Lantheus of any amendment pursuant to the provisions of this Section 5.01, Lantheus shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02 Amendments With Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Lantheus without the consent of any Holder or the Rights Agent pursuant to Section 5.01, with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Lantheus and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders; provided, however, that no amendment shall, without the unanimous consent of the Holders of all outstanding CVRs:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) otherwise modify any provision (including definitions) related to the Net Sales Payments;

(ii) reduce the number of CVRs, unless such reduction is made in connection with the rights exercised under Section 2.06 (Ability to Abandon CVRs); or

(iii) modify any provisions of this Section 5.02, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Lantheus and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02 (but prior to the effectiveness of such amendment), Lantheus shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment. Any amendment to this Agreement made pursuant to this Section 5.02 shall become effective fifteen (15) Business Days following the mailing of such notice.

Section 5.03 Amendments Affecting Rights Agent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts, privileges, covenants or duties under this Agreement or otherwise.

Section 5.04 Effect of Amendments. Upon the execution of any amendment to this Agreement under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices to Rights Agent and Lantheus. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally, by email (which is confirmed by delivery receipt), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Rights Agent to:

[•]

[•]

Attention:	[•]
E-mail:	[•]

with a copy (which shall not constitute notice) to:

[•]

[•]

Attention:	[•]
E-mail:	[•]

(b)	if to Lantheus to:

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, MA 02160

Attention:	General Counsel
E-mail:	michael.duffy@lantheus.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Morton A. Pierce, Esq.

Bryan J. Luchs, Esq.

Email:	morton.pierce@whitecase.com

bryan.luchs@whitecase.com

Section 6.02 Notice to Holders. All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.03 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 6.04 Successors and Assigns. Lantheus may assign any or all of its rights, interests and obligations hereunder to a Person (each such Person, an “Assignee”) (i) which is one of its Affiliates (that are wholly owned direct or indirect Subsidiaries of Lantheus); provided that Lantheus shall agree to remain liable for the performance by Lantheus of its obligations (including payments) hereunder, (ii) in connection with a transaction that constitutes an Assignment Transaction in accordance with Section 4.05 or (iii) in connection with a transaction that constitutes a Sale Transaction in accordance with Section 4.06. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Lantheus’ consent. Except as otherwise permitted herein, Lantheus may not assign this Agreement without the prior written consent of the Holders of not less than a majority of the outstanding CVRs. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.04 shall be void ab initio and of no effect.

Section 6.05 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein.

Section 6.06 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

Section 6.07 Consent to Jurisdiction; Service of Process; Venue. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or Proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the action or Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined exclusively in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 6.01 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 6.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08.

Section 6.09 Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 6.11 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.13 Termination. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder (other than to the extent of any obligations which expressly survive or provide for performance following termination), upon the earlier of (i) payment of the Net Sales Payment for the Second Net Sales Measuring Period including any applicable CVR Shortfall in accordance with Section 4.03 hereof and (ii) the date that it is determined in accordance with the terms of this Agreement that no Net Sales Payment for the Second Net Sales Measuring Period is due and payable. For avoidance of doubt, if there has been a request for an audit pursuant to Section 4.03 prior to the expiration of the Review Request Period, this Agreement shall survive until such audit has been completed and any CVR Shortfall determined to be payable as a result of such audit, if applicable, has been paid.

Section 6.14 Legal Holidays. In the event that the day on which any Net Sales Payment is due shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on or prior to such date need not be made on or prior to such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the last day on which such Net Sales Payment is due.

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IN WITNESS WHEREOF, Lantheus and the Rights Agent have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LANTHEUS HOLDINGS, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]